UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 30, 2012

Buildablock Corp.

(Exact Name of Registrant as Specified in Its Charter)

Florida	000-54491	22-3914075
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

382 NE 191st Street, #83251, Miami, FL	33179-3899
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (855) 946-5255

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b) On and effective September 30, 2012, Daniel J. Krofcheck resigned from his position as Executive Vice President and Chief Financial Officer of Buildablock Corp. (the “Company”)

(c) On and effective October 4, 2012, the Board of Directors of the Company elected Gary Oberman, the Company’s President and Chief Executive Officer, to serve as Interim Chief Financial Officer. Mr. Oberman remains President and Chief Executive Officer of the Company and a member of the Board of Directors of the Company.

Prior to launching Buildablock as President and CEO, Mr. Oberman, age 49, served as CEO of WCCL Networks, a private company and an online book publisher with a large network of commercial websites and publishers of proprietary products that serve popular niches, including the self-help or self-improvement arenas. Mr. Oberman was instrumental in establishing WCCL as one of the largest providers of online self-help content for the Internet, with approximately 1,000,000 in paid Internet downloads. WCCL also owns and operates numerous forums and online radio stations in multiple markets with a network-wide affiliate program consisting of more than 19,000 affiliates, and publishes several online newsletters for each niche with over 400,000 subscribers. From 2002 to 2007, Mr. Oberman served as the COO and co-founder of Budget Conferencing, Inc., a conference calling company. As co-founder, Mr. Oberman maintained the company’s operational growth and prepared for its eventual multi-million dollar sale to Premiere Conferencing, Inc., a $1.2 billion publicly-traded corporation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BUILDABLOCK CORP.

Date:	October 4, 2012	By:	/s/ Gary Oberman
			Name:	Gary Oberman
			Title:	President, Chief Executive Officer and Interim Chief Financial Officer

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